FOR IMMEDIATE RELEASE

For information contact:
Ms. Diane M. Gregg
President and Chief Executive Officer
OC Financial, Inc.
(800) 678-6228

                   Ohio Central Names Diane M. Gregg President
                          and Chief Executive Officer

       Robert W. Hughes Resigns Position as President and Chief Executive
                 Officer But Will Remain Chairman of the Board

DUBLIN, O.H., July 23, 2007 - OC Financial, Inc. (OTCBB: OCFL.OB), the holding company for Ohio Central Savings, announced today that its Board of Directors on July 20, 2007, appointed Diane M. Gregg as President and Chief Executive Officer of the Company and the Bank. Robert W. Hughes, who served as Ohio Central's President and Chief Executive Officer since 1989, has resigned from both the Company and the Bank, effective August 10, 2007, to take a Chief Executive Officer position at another community financial institution. He will remain the Chairman of the Board of both the Company and the Bank.

Ms. Gregg joined Ohio Central as Vice President and Chief Operating Officer in 1989 when the Bank was still a credit union. She was first elected to the Board of Directors in 2004. "Diane has been a great leader for Ohio Central Savings helping guide it through its transformation from a credit union into a bank and more recently into a public company. She will continue to work to implement Ohio Central Savings' business strategy in this challenging environment for community banking institutions," said Robert W. Hughes, Chairman of the Board.

OC  Financial,  Inc.  is  the  holding  company  for  Ohio  Central  Savings,  a
community-oriented   financial   institution   that   currently   operates   two
full-service offices in Dublin and Cleveland, Ohio.